CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our report, dated June 22, 2012, with respect to the financial statements included herein, on the Putnam Asia Pacific Equity Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
August 24, 2012